Exhibit 99.2

Amorcyte, a NeoStem Company, Enrolls First Patient in PreSERVE Phase 2 Trial for Acute Myocardial Infarction

NEW YORK, Jan. 25, 2012 /PRNewswire/ -- Amorcyte, LLC, a NeoStem, Inc. company (NYSE Amex: NBS)("NeoStem" or the "Company") today announces the enrollment of the first patient in the Amorcyte PreSERVE Phase 2 trial for acute myocardial infarction. The study is a multicenter, randomized, double-blind, placebo-controlled clinical trial to evaluate the safety and efficacy of infarct-related artery infusion of AMR-001, an autologous bone marrow derived cell therapy enriched for CD34+ cells. AMR-001 is administered 5 to 11 days post-stent placement in patients diagnosed with an ST segment elevation myocardial infarction with ejection fraction less than or equal to 48%, as determined by cardiac magnetic resonance imaging measured after recovery from myocardial stunning.  Approximately 160 subjects, age 18 and older, will be randomized 1:1 between the treatment group and control group.  Progenitor Cell Therapy, LLC, also a NeoStem company, will support the manufacturing, product supply, and logistics for the trial.

Dr. Arshed Quyyumi, Professor of Medicine at Emory University and the lead principal investigator in the study said, "We are thrilled to begin evaluating AMR-001, a CD34+ cell therapy, in these patients. We look forward to Phase 2 trial confirmation of the biologic activity of AMR-001 demonstrated in the Phase 1 trial and hope to provide patients with significant clinical benefit and an enriched quality of life."

"The first patient enrollment signals a key advance in our efforts in the trial," said Dr. Andrew L. Pecora, Chief Medical Officer of NeoStem. "We are on track to enroll the targeted 160 patients over the next year or so with first data follow-up six months after the last patient is enrolled."

AMR-001 represents the first compound in this class of cell therapies to have a highly defined cell population and an identified biologically effective therapeutic dose, both of which tie back to the biological mechanism of action that the outcomes of the current study are intended to demonstrate.  The Amorcyte therapy is being developed initially for the preservation of heart muscle function for approximately 160,000 American patients who sustain a heart muscle damaging STEMI annually.

Dr. Pecora further added, "Even with current best clinical practices, this group faces a significant chance of adverse outcomes, including premature death.  Our goal is to create significant pharmacoeconomic value by reducing the associated costs of adverse outcomes often seen in these patients. We feel AMR-001 has the potential to address a substantial unmet medical need."

For more information on the clinical trial please visit www.amorcyte.com or view the NeoStem corporate presentation at www.neostem.com/investor-relations/.

About NeoStem, Inc. and Amorcyte, LLC, a NeoStem company

NeoStem, Inc. ("NeoStem") is a leader in the development and manufacture of cell therapies. NeoStem has a strategic combination of revenues, including that which is derived from the contract manufacturing services performed by Progenitor Cell Therapy, LLC, a NeoStem company. That manufacturing base is one of the few cGMP facilities available for contracting in the burgeoning cell therapy industry, and it is the combination of PCT's core expertise in manufacturing and NeoStem's extensive research capabilities that positions the company as a leader in cell therapy development. Amorcyte, LLC, also a NeoStem company, is developing a cell therapy for the treatment of cardiovascular disease. Amorcyte's lead compound, AMR 001, represents NeoStem's most clinically advanced therapeutic and is open for enrollment in a Phase 2 trial for the preservation of heart muscle function after a heart attack.  Amorcyte expects to begin a Phase 1 clinical trial in 2012 for AMR-001 for the treatment of patients with congestive heart failure. Athelos Corporation also a NeoStem company is developing a T-cell therapy for a range of autoimmune conditions with our partner Becton-Dickinson.  NeoStem's pre-clinical assets include its VSEL™ Technology platform for regenerative medicine, which NeoStem believes to be an endogenous pluripotent non-embryonic cell that has the potential to change the paradigm of cell therapy as we know it today.

For more information on NeoStem and Amorcyte, please visit www.neostem.com and www.amorcyte.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's business and medical strategy, including with respect to the development of AMR-001 and other cell therapies, about which no assurance can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on September 16, 2011 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.